Exhibit 23.3
Consent of Independent Auditor
      We consent to the use in this Registration Statement of Goldleaf Financial Solutions, Inc. on Form S-1 of our report dated January 29, 2004 and April 14, 2006, with respect to the financial statements of Total Bank Technology Solutions, Inc. for the year ended December 31, 2003, and of our report dated January 26, 2005 and April 14, 2006, with respect to the financial statements of Total Bank Technology, LLC for the year ended December 31, 2004.
     We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stockman Kast Ryan & Co., LLP
Colorado Springs, Colorado
August 21, 2006